Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2014 First-Quarter Results

•	Operating FFO increased 42 percent over Q1 2013

•	Overall Comp NOI up despite impact of severe winter

•	Five new apartment projects to deliver in 2014

CLEVELAND, Ohio - May 7, 2014 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced Operating FFO, FFO, net earnings/loss and revenues for the three months ended March 31, 2014.

Operating FFO
Operating FFO for the three months ended March 31, 2014 was $48.5 million, a 42 percent increase compared with $34.0 million for the three months ended March 31, 2013. (Note that due to the company's change to a calendar yearend, which was effective December 31, 2013, prior-year, first-quarter results referenced in this press release are for the three months ended March 31, 2013, a quarterly period not previously reported by the company.)

The largest positive factor impacting first-quarter 2014 Operating FFO (OFFO), compared with the first quarter of 2013, was reduced interest expense of $11.1 million ($6.8 million of reduced corporate interest expense and $4.3 million of lower interest expense on the mature portfolio) as a result of the company's ongoing deleveraging efforts. Other positive factors included increased OFFO from land sales at Stapleton in Denver of $6.7 million; increased OFFO from new property openings of $5.4 million, primarily related to improved performance of Barclays Center and Westchester's Ridge Hill; and increased net operating income (NOI) from the mature portfolio of $1.8 million. These positive factors were partially offset by reduced OFFO due to properties sold or joint ventured of $12.2 million, and $2.0 million of lower OFFO from military housing related to the completion of construction and development phases at individual military family housing neighborhoods.

Factors impacting Operating FFO are illustrated in a bridge diagram included in the company's first quarter 2014 supplemental package furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended March 31, 2014 was $55.3 million, or $0.25 per share, compared with $55.5 million, or $0.27 per share, for the three months ended March 31, 2013. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, first-quarter 2014 FFO results were positively impacted by decreased write-offs of abandoned development projects of $12.9 million, offset by decreased gain on land held for divestiture of $17.6 million (related to the company's 2013 exit from the majority of it legacy land development business), and increased loss on the change in fair market value of undesignated hedges which were marked to market through interest expense of $5.2 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended March, 31, 2014, net earnings attributable to Forest City Enterprises, Inc., were $15.5 million, compared with a net loss of $19.6 million for the first quarter of 2013. In addition to the factors mentioned previously related to Operating FFO and FFO, the net earnings variance was impacted by higher 2014 gains on dispositions of $35.9 million, and decreased depreciation and amortization expense of $13.8 million, partially offset by increased income tax expense of $16.6 million, primarily related to gains on dispositions.

First-quarter 2014 net earnings attributable to common shareholders were $15.5 million, or $0.08 per share, compared with a net loss of $19.8 million, or $0.11 per share for the same period in 2013. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three months ended March 31, 2014, are included in the company's first quarter 2014 supplemental package furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended March 31, 2014, were $251.2 million, compared with $270.0 million for the first quarter of 2013. The year-over-year revenue variance was primarily related to the company’s 2013 regional mall joint venture with Australia-based QIC, which resulted in the change from full consolidation accounting to equity method accounting for seven of the malls included in the joint venture.

Commentary
"Results for the first quarter demonstrate continued progress as we drive forward with our key strategies of deleveraging, focusing on core markets and products and pursuing operational excellence," said David J. LaRue, Forest City president and chief executive officer. "Operating FFO was up significantly, reflecting solid overall performance from our mature portfolio.

"Our apartment portfolio was a strong performer in the first quarter, with good growth in comparable property net operating income (Comp NOI), along with continued rent growth and solid occupancies. We expect the residential portfolio to continue to perform well for the balance of 2014, with growth in Comp NOI moderating somewhat from first-quarter levels. Over the past three years, this portfolio has outperformed peer averages in Comp NOI growth, with quarter-over-quarter growth averaging approximately seven percent during that period.

"Our retail business was impacted by the record-cold winter in the first quarter, leading to increased expenses and lower sales at some centers. At the same time, we are also beginning to see the positive impact of 10-year lease rollovers at two of our most productive regional malls. The future benefit of those rollovers, as well as new leases in our other malls, can be seen in the strong results for new, same-space leases that we reported for the first quarter.

"We are also in the process of planning or executing renovations, expansions and re-merchandising efforts at a number of malls, including several in our QIC joint venture. Two of these - Galleria at Sunset and Antelope Valley Mall - appear on this quarter's under-construction pipeline, with additional projects planned for future periods. We expect these efforts to significantly improve performance of our retail mall portfolio beginning in 2015. For the balance of 2014, we expect our overall retail performance to improve from first-quarter levels and to finish the year with retail Comp NOI up modestly, compared to 2013, with stronger growth anticipated in 2015 and beyond. Shortly after the end of the first quarter, we completed the disposition of Promenade Bolingbrook in suburban Chicago, as we continue to focus our regional mall portfolio on highly productive centers in strong markets.

"In the first quarter, our office portfolio turned a corner with positive Comp NOI growth of 1.6 percent, and we expect results to continue to improve for the balance of 2014. Office results in 2013 were negatively impacted by vacancies at One Pierrepont Plaza in Brooklyn. Today, due to the strength of the Brooklyn market, approximately 87,000 square feet of this 739,000-square-foot building remain to be leased. Notably, our overall New York office portfolio is approximately 98 percent leased. Excluding Pierrepont, company-wide first-quarter Comp NOI in office would have been up approximately 3.6 percent.

"Performance of the Barclays Center arena and Westchester's Ridge Hill continues to improve as we work to stabilize these assets. Results from these two properties made up the substantial majority of the increased FFO from new property openings we achieved in the first quarter. More remains to be done, but this progress is encouraging.

"Stapleton in Denver continues to show strong performance among master-planned communities in its market. During the first quarter, FFO from land sales at Stapleton was up $6.7 million, compared with the first quarter of 2013. In total, 165 lots were sold to builders during the quarter, with more than 65 sold in February alone, the strongest single-month lot sales in nine years. This momentum continues to add to the vitality of the overall project and the value of our ownership in multifamily, retail and office assets at Stapleton.

"In April, we updated investors on a revised completion date for B2 BKLYN, our first residential tower at Atlantic Yards. The delay is disappointing and is a function of slower than planned delivery of modular units out of the factory. It is important to note that we have a fixed-price contract with the construction contractor to deliver the completed modular units and construct the project. As a result, we do not expect the delay to have a material impact on our anticipated returns for the property, and we expect to open the project into a Brooklyn rental market that continues to be one of the strongest in the country."

"Also in April, we confirmed that we are exploring the potential sale of our minority interest in the NBA Brooklyn Nets. Having successfully brought major-league professional sports back to Brooklyn and developed the world-class Barclays Center as the anchor for our Atlantic Yards project, we are now focused on accelerating development of the residential component of Atlantic Yards. Given the strong market acceptance of the arena, the success of the team, and growing values of NBA franchises, now is an appropriate time to explore such a sale."

NOI, Occupancies and Rent
Overall comparable NOI increased 1.5 percent for the three months ended March 31, 2014, compared with the same period in 2013, with increases of 5.5 percent in apartments and 1.6 percent in office, and a decrease of 2.7 percent in retail.

Comparable office occupancies increased to 92.9 percent at March 31, 2014, compared with 91.4 percent at March 31, 2013. For the rolling 12-month period ended March 31, 2014, rent per square foot in new office same-space leases increased 6.2 percent over prior rents.

In the retail portfolio, sales in the company's regional malls averaged $509 per square foot on a rolling 12-month basis, up from $499 per square foot at December 31, 2013, and from $476 per square foot at March 31, 2013. This improvement reflects the company's continued focus on a portfolio of highly productive malls in strong markets. For the rolling 12-month period ended March 31, 2014, new, same-space leases in the company's regional malls increased 19.4 percent over prior rents. At March 31, 2014, comparable retail occupancies were 93.9 percent, up from 93.5 percent at March 31, 2013.

In the residential portfolio, average monthly rents for the company's comparable apartments rose to $1,379 in the first quarter, a 3.1 percent increase compared with $1,337 for the three months ended March 31, 2013. Comparable average rents in the company's core markets were $1,820, a 3.5 percent increase from $1,758 compared to prior year. Comparable economic occupancies year to date were 94.3 percent, compared with 94.4 percent for the first quarter of 2013.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended March 31, 2014 and 2013, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to earnings (loss) before income taxes.

Debt Maturities, Financing Activity and Liquidity
Since December 31, 2013, the company has addressed, through closed loans and committed financings, $164.3 million at full consolidation ($189.4 million at its pro-rata share) of the $840.0 million at full consolidation ($1.1 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2014.  Additionally, since December 31, 2013, the company addressed $165.3 million ($209.0 million at pro-rata), of loans maturing in future years.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix interest rates on its mortgage debt through long-term financings in order to take advantage of historically low interest rates in the current environment. At March 31, 2014, the company's overall weighted-average cost of debt decreased to 4.66 percent, compared with 5.02 percent at April 30, 2013. Fixed-rate debt represented 77 percent of total debt at March 31, 2014. The company's weighted-average life of its debt increased to 8.1 years at March 31, 2014, from 6.8 years at April 30, 2013.

At March 31, 2014, the company had $244.2 million ($278.0 million at the company's pro-rata share) in cash on its balance sheet and $448.6 million of available capacity on its bank revolving credit facility.

Projects Under Construction and Development
The company continues to execute on its strategy of focusing development around activating existing entitlement in core markets, while maintaining a conservative ratio of projects under development and construction to total assets. At March 31, 2014, that ratio was approximately 8.5 percent.

At March 31, 2014, Forest City had nine projects under construction at a total cost of $433.8 million at the company's pro-rata share ($416.8 million at full consolidation). Six of the projects are multifamily apartments, with five of those scheduled to deliver in 2014. Projects currently under construction include:

•	Radian, a 240-unit apartment highrise in Boston, is expected to be completed in the second quarter of 2014.

•	2175 Market Street, an 88-unit apartment project in San Francisco, is expected to be completed in the third quarter of 2014.

•	Twelve12, a 218-unit apartment project with 88,000 square feet of street-level retail at The Yards in Washington, D.C., is expected to be completed in the third quarter of 2014.

•	3700M, a 381-unit apartment project in Dallas, is expected to begin phased opening in the third quarter of 2014.

•	Winchester Lofts, a 158-unit adaptive reuse apartment project in New Haven, Connecticut, is expected to be completed in the third quarter of 2014.

•	B2 BKLYN, a 363-unit residential tower at Atlantic Yards in Brooklyn, located adjacent to the Barclays Center arena, is expected to be completed in the fourth quarter of 2015.

•	300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is expected to be completed in the first quarter of 2016.

•
Galleria at Sunset, a regional mall in Henderson, Nevada, near Las Vegas, is undergoing a renovation and 32,000-square-foot expansion program that is expected to be completed in the second quarter of 2015.

•
Antelope Valley Mall, a regional mall in Palmdale, California, is undergoing a 99,000-square-foot expansion and redevelopment of the former Harris/Gottschalks building, with work expected to be completed in the fourth quarter of 2014.

Major projects under development include Atlantic Yards in Brooklyn and The Yards in Washington, D.C., as well as planned projects that are part of the company's residential development fund with the Arizona State Retirement System (ASRS). Anticipated starts from the development pipeline in the next 12 months include the following:

•
At Atlantic Yards, Forest City and Greenland Group are awaiting final regulatory approval from the Chinese government of a joint venture to accelerate development at the project. Once the partnership closes, which is expected by the end of June, additional vertical development can begin, with initial construction of at least two new apartment buildings anticipated within the next 12 months.

•
In the company's ASRS development fund, five additional apartment project starts are anticipated in the near term. These include two projects in Los Angeles, two in Washington D.C. (one each at The Yards and at Waterfront Station) and one in Philadelphia.

In total, these near-term starts represent approximately 2,200 rental residential units, with total costs, at 100 percent, of just over $1.0 billion, or $272 million at the company's pro-rata share. Even with this significant level of new starts, the company expects to maintain a development ratio well below its stated maximum ceiling of 15 percent.

Outlook
"Overall, we are pleased with the performance of our business in the first quarter," said LaRue. "Our apartments led the way with solid growth in Comp NOI, and our office portfolio swung to positive Comp NOI growth. Our retail business is off to a slower start, and, like many across the industry, was impacted by the severe winter. We expect residential and office to perform well for full-year 2014, and expect retail to improve over the balance of the year, with stronger Comp NOI performance in 2015 and beyond.

"Looking forward, we are confident in the strength of our operating portfolio and the core markets we serve. Together with our strategic partners, we continue to invest in improving the mature portfolio and in activating new development from our pipeline. We also continue to focus on further reducing debt, improving our balance sheet and de-risking the business. By executing against our key strategies, and by remaining flexible to changing conditions and opportunities, we believe we will continue to create significant value for shareholders and other stakeholders."

Change in Fiscal Year-End
Due to the change of our fiscal year-end to December 31 from January 31, effective December 31, 2013, certain prior periods have been recast to present information for the three months ended March 31, 2013 for comparability purposes to the three months ended March 31, 2014.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.9 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the for the quarter ended March 31, 2014, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts

("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings (loss) excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, impairment, interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides additional information about the company's core operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate performance of its operating rental property portfolio, specifically for multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in both periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are removed from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, the Nets, corporate activities and land are not evaluated on a same-store basis and the NOI from these properties and activities are considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$15,520	$(19,591)
Depreciation and Amortization—Real Estate Groups	71,006	84,604
Gain on disposition of full or partial interests in rental properties	(51,095)	(15,636)
Income tax expense (benefit) adjustments — current and deferred (1):
Gain on disposition of full or partial interests in rental properties	19,898	6,121
FFO	$55,329	$55,498

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$55,329	$55,498
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Equity-Linked Senior Notes due 2014	—	1,110
5.000% Convertible Senior Notes due 2016	382	382
4.250% Convertible Senior Notes due 2018	2,277	2,277
3.625% Convertible Senior Notes due 2020	1,664	—
FFO for per share data	$59,652	$59,267
Denominator:
Weighted average shares outstanding—Basic	197,739,076	183,809,227
Effect of stock options, restricted stock and performance shares	1,926,005	1,446,017
Effect of convertible preferred stock	—	561,772
Effect of convertible debt	32,138,215	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755
Weighted average shares outstanding - Diluted	235,450,051	222,963,274
FFO Per Share	$0.25	$0.27

(1)	The following table provides detail of income tax expense (benefit):

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$8,633	$(33,507)
Deferred taxes	(13,956)	25,361
Total income tax expense (benefit) on FFO	(5,323)	(8,146)

Income tax expense (benefit) on non-FFO
Gain on disposition of full or partial interests in rental properties:
Current taxes	$29,048	$1,362
Deferred taxes	(9,150)	4,759
Total income tax expense (benefit) on non-FFO	19,898	6,121
Grand Total	$14,575	$(2,025)

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation	Three Months Ended March 31,
	2014	2013	% Change
	(in thousands)
FFO	$55,329	$55,498
Net gain on land held for divestiture activity	—	(17,604)
Write-offs of abandoned development projects	—	12,896
Tax credit income	(3,947)	(5,447)
(Gain) loss on extinguishment of debt	433	(809)
Change in fair market value of nondesignated hedges	4,672	(570)
Net gain on change in control of interests	(2,759)	—
Straight-line rent adjustments	(2,534)	(3,110)
Participation payments	1,469	590
Nets Pre-tax FFO	1,153	746
Income tax benefit on FFO	(5,323)	(8,146)
Operating FFO	$48,493	$34,044	42.4%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$48,493	$34,044
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Equity-Linked Senior Notes due 2014	—	1,812
5.000% Convertible Senior Notes due 2016	625	625
4.250% Convertible Senior Notes due 2018	3,719	—
3.625% Convertible Senior Notes due 2020	2,719	—
Operating FFO for per share data	$55,556	$36,481

Denominator:
Weighted average shares outstanding - Diluted (1)	235,450,051	206,813,399
Operating FFO Per Share	$0.24	$0.18

(1)
For the three months ended March 31, 2013, weighted-average shares issuable upon the conversion of convertible debt of 16,149,875 were not included in the computation of diluted Operating FFO per share because their effect is anti-dilutive under the if-converted method. As a result, an adjustment to Operating FFO is not required for interest expense of $3,719,000 related to these securities.

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Operating FFO by segment:
Commercial Group	$31,275	$38,291
Residential Group	25,493	21,078
Arena	1,649	(1,394)
Land Group	11,626	4,020
Corporate Group	(21,550)	(27,951)
Operating FFO	$48,493	$34,044

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended March 31, 2014					Three Months Ended March 31, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$145,256	$10,185	$—	$2,286	$137,357	$131,344	$7,255	$—	$9,145	$133,234
Interest expense	(62,452)	(6,528)	(28,000)	(5,483)	(89,407)	(81,483)	(7,132)	(25,539)	(3,982)	(103,872)
Interest expense of unconsolidated entities	(28,000)	—	28,000	—	—	(25,539)	—	25,539	—	—
Gain (loss) on extinguishment of debt	(164)	—	(252)	(17)	(433)	27	—	818	(36)	809
Gain (loss) on extinguishment of debt of unconsolidated entities	(252)	—	252	—	—	818	—	(818)	—	—
Equity in (earnings) loss of unconsolidated entities	(34,029)	21	35,452	—	1,402	(10,140)	(38)	10,943	—	841
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	11,187	(4,588)	1,829	—	17,604
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	1,829	—	(1,829)	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	(467)	—	24,796	26,766	51,095	—	—	—	15,636	15,636
Gain on disposition of unconsolidated entities	24,796	—	(24,796)	—	—	—	—	—	—	—
Depreciation and amortization—Real Estate Groups (a)	(53,832)	(4,615)	(20,803)	(986)	(71,006)	(66,415)	(4,446)	(18,338)	(4,297)	(84,604)
Amortization of mortgage procurement costs	(2,125)	(163)	(801)	(41)	(2,804)	(2,741)	(172)	(783)	(181)	(3,533)
Depreciation and amortization of unconsolidated entities	(21,604)	—	21,604	—	—	(19,121)	—	19,121	—	—
Straight-line rent adjustment	2,593	—	—	(59)	2,534	2,873	—	—	237	3,110
Earnings (loss) before income taxes	$(30,280)	$(1,100)	$35,452	$22,466	$28,738	$(57,361)	$(9,121)	$10,943	$16,522	$(20,775)

(a) Depreciation and amortization—Real Estate Groups	$53,832	$4,615	$20,803	$986	$71,006	$66,415	$4,446	$18,338	$4,297	$84,604
Depreciation and amortization—Non-Real Estate	1,177	—	—	—	1,177	1,389	—	—	—	1,389
Total depreciation and amortization	$55,009	$4,615	$20,803	$986	$72,183	$67,804	$4,446	$18,338	$4,297	$85,993

	Net Operating Income (in thousands)
	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$35,058	$—	$—	$35,058	$36,047	$—	$—	$36,047	(2.7)%	(2.7)%
Total	41,151	—	1,870	43,021	57,679	1,196	5,113	61,596
Office Buildings
Comparable	55,644	2,310	—	53,334	54,711	2,210	—	52,501	1.7%	1.6%
Total	55,117	2,529	(43)	52,545	54,243	2,137	2,058	54,164
Hotels	—	—	—	—	151	—	69	220
Outlot land sales	—	—	459	459	—	—	1,500	1,500
Write-offs of abandoned development projects	—	—	—	—	(12,723)	—	—	(12,723)
Other (1)	(7,949)	(234)	—	(7,715)	(8,013)	(428)	133	(7,452)
Total Commercial Group
Comparable	90,702	2,310	—	88,392	90,758	2,210	—	88,548	(0.1)%	(0.2)%
Total	88,319	2,295	2,286	88,310	91,337	2,905	8,873	97,305
Arena	11,864	5,447	—	6,417	5,728	2,708	—	3,020
Residential Group
Apartments
Comparable	38,501	350	—	38,151	36,519	360	—	36,159	5.4%	5.5%
Total	41,285	836	—	40,449	35,331	744	181	34,768
Subsidized Senior Housing	3,242	(10)	—	3,252	3,374	44	—	3,330
Military Housing	4,979	53	—	4,926	7,101	201	—	6,900
Write-offs of abandoned development projects	—	—	—	—	(173)	—	—	(173)
Other (1)	(3,892)	292	—	(4,184)	(3,096)	108	91	(3,113)
Total Residential Group
Comparable	38,501	350	—	38,151	36,519	360	—	36,159	5.4%	5.5%
Total	45,614	1,171	—	44,443	42,537	1,097	272	41,712
Total Rental Properties
Comparable	129,203	2,660	—	126,543	127,277	2,570	—	124,707	1.5%	1.5%
Total	145,797	8,913	2,286	139,170	139,602	6,710	9,145	142,037
Land Development Group	12,880	1,272	—	11,608	4,386	545	—	3,841
Corporate Activities (2)	(13,421)	—	—	(13,421)	(12,644)	—	—	(12,644)
Grand Total	$145,256	$10,185	$2,286	$137,357	$131,344	$7,255	$9,145	$133,234

(1)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

(2)	Includes The Nets.